Exhibit 10.1

SECOND AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered as of the 21st day of September, 2012 (the “Execution Date”), by and between WASHINGTONFIRST BANK, a Virginia banking corporation (“Employer”), and SHAZA L. ANDERSEN, a Virginia resident (“Executive”) and as of the Effective Date amends and restates in its entirety that Amended and Restated Executive Employment Agreement by and between Employer and Executive that was dated as of the 16th day of December, 2010 (the “First Amended Agreement”).

WITNESSETH:

WHEREAS, Employer continues to desire Executive’s services as Chief Executive Officer of Employer;

WHEREAS, Executive desires to continue to provide services to Employer upon the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of Employer (the “Board”) has determined that it is in the best interests of Employer and its shareholders to continue to assure that Employer will have the services of Executive.

WHEREAS, the Board continues to believe that it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Executive’s full attention and dedication to Employer currently and in the event of any threatened or pending Change of Control;

WHEREAS, Employer continues to believe that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Executive to her assigned duties with Employer, without distraction in the face of potentially disruptive circumstances arising from the possibility of a Change of Control;

WHEREAS, Employer has determined that the payments and benefits contemplated by this Agreement relating to any Change of Control are to be paid for services performed by Executive prior to a Change of Control; and

WHEREAS, Employer and Executive are parties to that certain First Amended Agreement, and mutually desire, by the execution of this Agreement, to amend, restate and modify the terms of the First Amended Agreement, as set forth herein.

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NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which each party acknowledge, the parties intending to be legally bound agree as follows:

1. DUTIES AND RESPONSIBILITIES OF EXECUTIVE. By this Agreement, Employer continues to employ Executive and Executive shall continue to be employed as Chief Executive Officer of Employer. In such capacities, Executive shall devote her full time and attention to the affairs of Employer, use her skill and best efforts in the faithful performance of her duties, faithfully discharge her responsibilities, and comply in all material respects with the bylaws, rules, regulations, policies, and instruments established or issued by Employer. Executive shall report to the Board. Executive shall have such authority as shall be required to enable her to perform the duties of her position. Subject to prior approval of the Board, Executive may participate or serve as an investor or director of any other company or as an officer, director, or member of any trade, social, or charitable organization where such participation or service does not, in Employer’s reasonable judgment, conflict with Employer’s interests or interfere with Executive’s duties under this Agreement.

2. TERM AND RENEWAL. Executive’s employment under this Agreement will commence on the Effective Date, and shall continue until December 31, 2015 (the “Initial Term”). Executive’s employment will be renewed automatically on January 1 of the year following the Initial Term or any Renewal Term, as defined herein, for an additional three-year term (the “Renewal Term”) unless (i) Employer or Executive give written notice of termination to the other party at least ninety (90) days before the expiration of the Initial Term or any Renewal Term; or (ii) the Agreement is earlier terminated as herein provided. Notwithstanding anything in this Agreement to the contrary, Employer and Executive may mutually agree in writing to an acceleration of the expiration of the Initial Term or any Renewal Term.

3. COMPENSATION.

3.1 Annual Base Salary. During the Initial Term or any Renewal Term of this Agreement, Employer shall pay Executive a minimum annual base salary payable under Employer’s customary payroll procedures, less withholdings required by law or authorized by Executive. Executive’s minimum annual base salary for 2010 is Three Hundred Fifty Thousand Dollars ($350,000.00).

3.2 Compensation Reviews. By January 30th of each year during the Initial Term or any Renewal Term, Employer shall review the annual base salary of Executive then in effect and may, in its business judgment, increase such annual base salary, effective retroactive to January 1, for such year.

3.3 Bonuses and Perquisites. Executive shall be entitled to participate in or receive benefits from any and all incentive compensation and bonus plans, retirement plans, pension plans, profit-sharing plans, health and accident plans, medical and disability coverage, insurance policies of any kind, stock option plans or agreements, vacation, sick leave, and any other perquisites which Employer makes available to its senior executives and/or key management employees as a group, subject to and consistent with the terms, conditions and administration of such plans and arrangements.

3.4 Reimbursement of Expenses; Other Benefits. Employer shall pay or reimburse Executive for parking, travel, professional dues, and other expenses incurred by Executive in performing her duties in the lawful and ordinary course of business and properly reported to

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Employer in accordance with its accounting procedures. During the Initial Term or any Renewal Term of this Agreement, Employer shall furnish Executive with the exclusive use of a luxury automobile, including replacement with a new automobile on the earlier of every three (3) years from the date such automobile was placed in use by Executive or Forty-Five Thousand (45,000) miles of usage on such automobile.

3.5 Disability. In the event Executive shall become disabled within the meaning of this Agreement, Employer shall continue to pay Executive’s salary and all other compensation and benefits provided under this Paragraph 3 during the period of Executive’s disability until the Termination Date, as defined in Paragraph 5.5.

4. NON-COMPETITION.

4.1 Employer’s Customers; Business. During the term of this Agreement and for a period of twelve (12) months following the Termination Date, Executive shall not, directly or indirectly, solicit (i) any current customer of Employer or (ii) any prospective customer with whom Executive has had discussions within the six (6) month period preceding the Termination Date for any business purpose that is directly competitive with the business of Employer. In addition, for a period of twelve (12) months following the Termination Date, Executive shall not engage, directly or indirectly, whether as a principal or as an agent, officer, director, employee, or consultant, alone or in association with any other person, corporation, or other entity, in any Competing Business within the Washington, D.C. Metropolitan Area (as defined later in this Paragraph 4.1), or within the geographic boundaries of any city or county outside the Washington, D.C. Metropolitan Area in which Employer maintained an office on the Termination Date (such areas within and outside the Washington, D.C. Metropolitan Area being referred to in this Agreement as “Employer’s Area of Business Activity”). For purposes of this Paragraph 4.1, the term “Competing Business” shall mean the business of independent commercial banking and other activities permitted to be conducted by an independent bank or independent bank holding company; provided, however, that the phrase “independent bank or independent bank holding company” shall not include any national or regional banking or investment entity or any credit union, but only an independent bank or independent bank holding company that derives at least seventy-five (75%) percent of its revenue, in the aggregate, from Employer’s Area of Business Activity.

4.2 Employer’s Employees. For a period of twelve (12) months following the Termination Date, Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Employer as of the Termination Date to leave the employ of Employer for any reason whatsoever, or hire any employee of Employer as of the Termination Date.

5. TERMINATION.

5.1 Termination for Death or Disability.

5.1.1 Death. Executive’s employment under this Agreement shall terminate upon Executive’s death.

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5.1.2 Disability. If Executive is subject to a Disability (as defined later in this Paragraph 5.1.2) during a period of more than six (6) consecutive months, Employer, by resolution of the Board, may terminate Executive’s employment under this Agreement upon twenty (20) days prior written notice given to her at any time after the expiration of the aforesaid six (6) month period. In addition, Employer, by resolution of its Board, may terminate Executive’s employment, upon twenty (20) days prior written notice to Executive, in the event that Executive is subject to a Disability for more than nine (9) months, not necessarily consecutive, during the Initial Term of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Executive is subject to a Disability, Employer may relieve her of her responsibilities and appoint a temporary successor. Should a physician selected by Employer determine that Executive has recovered from her Disability prior to the expiration of the six-month or nine-month period described above, Executive shall then be permitted to resume her duties without further action by the Board or Executive. For purposes of this Agreement, Executive shall be considered to have a Disability: (a) if she is under a legal decree of incompetency (the date of such decree being deemed the date on which such mental incompetence occurred for purposes of this Agreement), or (b) because of a “Medical Determination of Mental and/or Physical Illness or Incapacity.” A “Medical Determination of Mental and/or Physical Illness or Incapacity” shall mean the written determination by a physician selected by Employer and reasonably acceptable to Executive that, because of a medically determinable mental and/or physical illness or incapacity, Executive is unable to perform her material duties in connection with her regular full-time employment with Employer, with or without reasonable accommodation. The date so specified in any Medical Determination of Mental and/or Physical Illness or Incapacity shall be the date on which such mental and/or physical illness or incapacity shall be deemed to have commenced for purposes of this Agreement, if the written determination concludes that Executive has a Disability. In conjunction with determining the existence of a Disability, Executive consents to such examinations which are relevant to a determination of whether she has a mental and/or physical illness or incapacity and which are required by the aforesaid physician, and to furnish such medical information as may be reasonably requested. Executive waives any applicable physician-patient privilege that may arise because of such examination, but does not waive any rights relating to confidentiality of such records or information, and the parties agree not to release any such records or information to anyone other than the Board or Executive or their legal representatives or except as the parties may otherwise agree in writing. The physician selected pursuant to this Paragraph 5.1.2 shall be Board-certified in the specialty most closely related to the nature of the mental and/or physical illness or incapacity alleged to exist.

5.2 Termination by Employer.

5.2.1 For Cause. Employer may terminate this Agreement “for cause” effective upon written notice to Executive and, notwithstanding anything in this Agreement to the contrary, shall have no further obligations under this Agreement except as set forth in Paragraph 6.2. The term “for cause” as used in this Agreement shall mean (i) Executive’s willful failure faithfully and diligently to perform her duties as an Executive or Executive’s willful breach of any of the material terms or provisions of this Agreement after written notice to her by the Board specifying in detail such willful failure or breach,

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provided that such cause shall have been found by a majority vote of all members of the Board (exclusive of Executive) and after (a) at least thirty (30) days written notice to Executive specifying in detail the cause proposed to be claimed and Executive fails to cure such alleged failure or breach within that thirty (30) day period (the “Cure Period”) and (b) an opportunity for Executive to be heard at a meeting of the Board; (ii) a conviction of Executive, whether upon a verdict or plea of guilty or nolo contendere, of a felony or other offense involving moral turpitude or fraud; (iii) conviction of Executive in a criminal proceeding, whether upon a verdict or plea of guilty or nolo contendere, for violation of banking law, securities law, or any other law directly related to the performance of her duties; (iv) a finding of violation or order of a court or administrative agency in a civil proceeding restraining or imposing sanctions upon Executive for violation of banking law, securities law, or any other law directly related to the performance of her duties; (v) a final order for removal of Executive by a regulator having jurisdiction over Employer; (vi) Executive’s theft or fraud with respect to the business or affairs of Employer; or (vi) chronic alcohol abuse or illegal drug abuse by Executive. An act or failure to act on the part of Executive shall be considered “willful” if done, or omitted to be done, by Executive in bad faith or without a reasonable belief that the act or omission was in the best interests of Employer.

5.2.2 Without Cause. Employer may terminate this Agreement at any time without cause, pursuant to a resolution adopted by the Board, by giving at least thirty (30) days prior written notice to Executive.

5.3 Termination by Executive.

5.3.1 For Cause. If Employer commits a material breach of any provision of this Agreement and fails to cure such breach within thirty (30) days after notice by Executive of such breach (the “Cure Period”), said notice to be provided within thirty (30) days after Executive becomes aware of such breach, then Executive may terminate this Agreement for cause by giving written notice of termination to Employer, which notice shall be given within fifteen (15) days after the end of the Cure Period (including any mutually agreed extensions thereof) and specify an effective date of termination of no more than thirty (30) days following the end of the Cure Period (including any mutually agreed extensions thereof). For purposes of this Paragraph 5.3.1, a “material breach” includes, but is not limited to (a) a failure by Employer not attributable to the action or inaction of Executive to timely pay or provide compensation or benefits to Executive under Paragraph 3; (b) a material reduction in Executive’s duties, responsibilities, status, or authority; (c) the appointment of any other employee or consultant (other than the Board) to supervise Executive’s performance of her duties; and (d) the removal of, or failure to reelect or reappoint, Executive to the Board as a voting member thereof or as the Chief Executive Officer of Employer unless (i) due to Executive’s promotion to a higher office with expanded duties, responsibilities, status, and compensation, or (ii) effected pursuant to Paragraphs 5.1 or 5.2.

5.3.2 For Change of Control. Executive may terminate this Agreement by reason of a Change of Control as defined in Paragraph 5.4 by giving written notice of termination to Employer no later than sixty (60) days after such Change of Control. The effective date of Executive’s termination must be no more than fifteen (15) days after Executive’s written notice of termination to Employer.

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5.3.3 Without Cause. Executive may terminate this Agreement at any time without cause by giving at least thirty (30) days prior written notice to Employer.

5.4 Change of Control Defined. “Change of Control” means the occurrence, in a single transaction, or in a series of related transactions, of any one or more of the following events: (a) the acquisition by any person or group of persons (as such terms are defined and used in Sections 3(a)(9) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (such person or group of persons, an “Exchange Act Person”) of beneficial ownership (as defined in Rule 13d-3 issued under the Exchange Act), directly or indirectly, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of Employer or WashingtonFirst Bankshares, Inc. (the “Company”) entitled to vote generally in the election of directors (“Voting Securities”); (b) individuals who, on the Execution Date of this Agreement, are members of the Board of Directors of Employer (such individuals, “Employer Incumbent Board”) cease for any reason to constitute at least a majority of the members of such board; provided, however, that if the appointment or election (or nomination for election) of any new board members was approved or recommended by a majority vote of the members of the Employer Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Employer Incumbent Board; (c) individuals who, on the Execution Date, are members of the Board of Directors of the Company (such individuals, “Company Incumbent Board”) cease for any reason to constitute at least a majority of the members of such board; provided, however, that if the appointment or election (or nomination for election) of any new board members was approved or recommended by a majority vote of the members of the Company Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Company Incumbent Board; (d) a reorganization, merger, or consolidation with respect to which those Exchange Act Persons who were beneficial owners of the Voting Securities of Employer or of the Company immediately prior to such reorganization, merger, or consolidation do not, following such reorganization, merger, or consolidation, beneficially own, directly or indirectly, shares representing more than fifty percent (50%) of the combined voting power of the Voting Securities of the corporation resulting from such reorganization, merger, or consolidation; (e) a plan of liquidation or dissolution of Employer or the Company or similar event; or (f) a sale or other disposition of all or substantially all the assets of Employer or the Company; provided, however, that in no event shall a Change of Control be deemed to have occurred as a result of any acquisition of securities or assets of Employer by Employer or the Company, or by any employee benefit plan maintained by Employer or the Company.

5.5 Termination Date Defined. “Termination Date” shall mean, as the case may be: the date of Executive’s death if termination occurs pursuant to Paragraph 5.1.1; the effective date specified by written notice of Employer if termination occurs pursuant to Paragraph 5.1.2 or 5.2; the effective date specified by written notice of Executive if termination occurs pursuant to Paragraph 5.3; or the date of expiration of the Initial Term or any Renewal Term if the Agreement is not extended for an additional term pursuant to Paragraph 2.

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6. EFFECT OF TERMINATION, EXPIRATION, AND CHANGE OF CONTROL.

6.1 In General. In the event of a failure to renew this Agreement or a termination of this Agreement for any reason other than (i) Executive’s death pursuant to Paragraph 5.1.1, (ii) Executive’s disability pursuant to Paragraph 5.1.2, (iii) termination by Employer for cause pursuant to Paragraph 5.2.1, or (iii) termination by Executive without cause pursuant to Paragraph 5.3.3, Employer shall (a) within ten (10) days after the Termination Date pay to Executive all accrued and unpaid annual base salary, bonuses, vacation, and other amounts earned or otherwise due to Executive through the Termination Date, less withholdings required by law; (b) maintain, at its own expense, for a period of one (1) year after the Termination Date, Executive’s group medical and other health plans in which Executive and her immediate family were participating on the Termination Date; (c) cause all stock options granted under agreements between Employer and Executive to become fully vested as of the Termination Date regardless of length of service and notwithstanding any contrary provision in any stock option plan or stock option agreement pursuant to which such options were awarded; and (d) pay to Executive a Severance Payment as prescribed in Paragraph 6.4. Except as otherwise set forth in this Agreement, any other compensation in the form of salary, bonuses, benefits, or perquisites due Executive pursuant to this Agreement shall cease as of the Termination Date.

6.2 For Cause by Employer; Without Cause by Executive. In the event of a termination by Employer for cause pursuant to Paragraph 5.2.1 or a termination by Executive without cause pursuant to Paragraph 5.3.3, Employer’s obligations under this Agreement shall be limited to payment to Executive, within ten (10) days after the Termination Date, of all accrued and unpaid annual base salary, vacation, bonuses, and any other amounts that were earned by or otherwise due to Executive as of the Termination Date, less withholdings required by law. Executive shall not be entitled to any bonuses for the year in which the Termination Date occurs.

6.3 Executive’s Death. In the event of a termination by reason of Executive’s death pursuant to Paragraph 5.1.1, Employer shall within ten (10) days after the Termination Date pay to Executive’s personal representative, or such other person as Executive shall have designated, all accrued and unpaid annual base salary, vacation, bonuses, and any other amounts earned by or otherwise due to Executive as of the Termination Date, less withholdings required by law. In addition, Employer shall maintain, at its own expense, for a period of one (1) year after the Termination Date, Executive’s group medical and other health plans in which Executive and her immediate family were participating on the Termination Date. Upon expiration of the one (l) year term, Employer shall permit Executive’s family, at its own expense, to continue any such group medical and other health plans to the extent permitted by the terms of such plans or as may otherwise be required by law.

6.4 Second Amendment and Restatement of the Agreement. The second amendment and restatement of this Agreement, which is effective as of the earlier of (i) the day after the closing of the Merger Agreement, or (ii) the date of termination of the Merger Agreement (the “Effective Date”), is not a termination by Employer or by Executive for purposes of this Paragraph 6 and Executive shall not be entitled to any severance payments hereunder as a result of such amendment and restatement. The term “Merger Agreement” as used in this Agreement means that certain Agreement and Plan of Reorganization by and among WashingtonFirst Bankshares, Inc., Alliance Bankshares Corporation, and Alliance Bank Corporation dated May 3, 2012.

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6.5 Severance Payment.

6.5.1 Failure to Extend Term. In the event this Agreement is not extended at the expiration of the Initial Term or any Renewal Term, the amount of the Severance Payment shall be equal to one (l) times Executive’s annual base salary then in effect. Employer shall make such Severance Payment in a single lump sum payment, less applicable withholdings, no later than ten (10) business days following the Termination Date.

6.5.2 Without Cause by Employer; For Cause by Executive. In the event of a termination by Employer without cause pursuant to Paragraph 5.2.2 or a termination by Executive for cause pursuant to Paragraph 5.3.1, the amount of the Severance Payment shall be equal to two (2) times Executive’s annual base salary then in effect. Employer shall make such Severance Payment in a single lump sum payment, less applicable withholding, no later than ten (10) business days following the Termination Date.

6.5.3 Change of Control.

(a) In the event of a termination by Executive for Change of Control pursuant to Paragraph 5.3.2, the amount of the Severance Payment shall be equal to three (3) times Executive’s annual base salary then in effect. Employer shall make such Severance Payment in a single, lump sum payment, less applicable withholding, no later than ten (10) business days following the Termination Date.

(b) The Parties believe the Severance Payment in this Paragraph 6.5.3 reflects reasonable compensation to Executive under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code)”. If either party has reason to believe Executive’s Severance Payment would not constitute reasonable compensation under Section 280G, the Severance Payment shall be increased by an amount equal to any additional tax liability applicable to Executive as a result of such Severance Payment, to ensure the net, pre-ordinary personal income tax Severance Payment received by Executive will equal three times Executive’s annual base salary (the “Gross-Up Payment”). Employer shall pay the Gross-Up Payment to Executive no later than the time that Executive is required to remit the tax in respect of which the Gross-Up Payment relates.

(c) The amount of the Severance Payment shall be zero if, after a termination by Executive for Change of Control pursuant to Paragraph 5.3.2, Executive continues to be employed by any successor or assign of Employer on substantially the same or better provisions than this Agreement. Executive’s decision to continue, discontinue, accept, or reject such employment shall be within Executive’s sole and absolute discretion.

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6.6 Change of Control. In the event of a Change of Control which would render valueless any stock options granted by Employer to Executive that are not fully vested, then, whether or not this Agreement is terminated as a result of such Change of Control, Employer shall cause all such stock options to become fully vested in Executive, regardless of length of service, effective as of the date such Change of Control occurs or, if applicable, such earlier time as may be necessary to allow Executive’s shares purchased pursuant to such options to be sold or exchanged in connection with the transaction resulting in such Change of Control.

7. APPLICATION OF SECTION 409A. Notwithstanding anything to the contrary in this Agreement, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Employer reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional twenty percent (20%) tax under Section 409A.

It is intended that each installment of severance pay provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that severance payments set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(5).

If Employer (or, if applicable, the successor entity thereto) determines that any payments or benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of Employer or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, Employer (or the successor entity thereto, as applicable) shall (x) pay to Executive a lump sum amount equal to the sum of the payments and benefits that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Paragraph 7 and (y) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

8. SUCCESSORS AND ASSIGNS.

8.1 Executive’s Personal Services Assignment. Executive’s duties under this Agreement are personal in nature and shall not be assignable or otherwise transferable by either party. Executive shall be under no duty to mitigate or otherwise reduce any compensation to which she is entitled under this Agreement, by accepting any other employment or compensation for her services rendered of any kind.

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8.2 Binding Effect, Etc. This Agreement, including all of its terms and provisions, shall be binding upon and inure to the benefit of the parties and their personal representatives and, in the case of Employer, its successors and assigns (including without limitation any corporation which might acquire all or substantially all of Employer’s assets or business, or with which Employer or a successor may be consolidated or merged). Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place and Executive will consent to such successor’s assumption. As used in this Paragraph, “Employer” shall mean Employer as previously defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. The obligations of Executive under Paragraphs 4, 18, 19 and 21 and the obligations of Employer under Paragraphs 6, 7, 18 and 19 shall survive any termination or expiration of this Agreement.

9. CHOICE OF LAW. This Agreement has been executed, and is to be substantially performed, in the Commonwealth of Virginia. Any rights or obligations of the parties shall be governed by and construed under the internal laws of Virginia, but not its conflicts of laws.

10. NOTICES. All notices required under this Agreement shall be in writing and shall be deemed effective upon receipt if hand delivered or upon the lapse of three (3) business days, when mailed by certified or registered mail, return receipt requested, as follows:

If to Employer:

WashingtonFirst Bank

Attention: Ms. Karen L. Laughlin

11921 Freedom Drive, Suite 250

Reston, VA 20190

With copy to:

WashingtonFirst Bank

Attn: Richard D. Horn

General Counsel

11921 Freedom Drive, Suite 250

Reston, VA 20190

If to Executive:

Ms. Shaza L. Andersen

1111 Marlene Lane

Great Falls, VA 22066

or such other address as may be designated by either of the parties in a written notice to the other party.

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11. WAIVER AND SURVIVAL OF RIGHTS. No act, failure, omission, or delay, in whole or in part, by any party in exercising any right, power, or privilege under this Agreement shall be a waiver to exercise any such right, power, or privilege. The rights and remedies in this Agreement are cumulative and not exclusive of any rights or remedies provided at law or equity. All covenants and rights of the parties shall survive expiration or termination of this Agreement until all such covenants and rights shall have been performed in full.

12. ENTIRE AGREEMENT; AMENDMENTS. This Agreement represents the entire understanding between the parties, supersedes all prior negotiations between the parties, and amends and restates that certain Executive Employment Agreement, dated November 20, 2007, and cannot be changed or amended, except by a written agreement, which makes specific reference to this Agreement and is signed by the parties.

13. SEVERABILITY. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to applicable law) of any provision shall not render unenforceable, or impair, the remainder of this Agreement. If any provision of this Agreement shall for any reason be held or deemed to be, or shall in fact be, invalid, inoperative, or unenforceable as applied to any particular case or circumstance, such case or circumstance shall not have the effect of rendering the provision in question, invalid, inoperative, or unenforceable in any other jurisdiction or in any other case or circumstance, or of rendering any other provision or provisions of this Agreement invalid, inoperative, or unenforceable to the extent that such other provisions are not themselves actually in conflict, and this Agreement shall be deemed amended to delete or modify the offending provision so that it will be rendered valid, operative, and enforceable to the maximum extent permitted in such jurisdiction or in such case.

14. COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which shall have the same effect as originals, but all such counterparts collectively shall constitute the same instrument.

15. HEADINGS. The headings to Paragraphs of this Agreement are for information purposes only and shall not constitute a part of this Agreement.

16. TERMINOLOGY. All personal pronouns used in this Agreement, whether in the masculine, feminine, or neuter genders, shall include all other genders, and the singular shall include the plural and vice versa.

17. REPRESENTATION BY COUNSEL; INTERPRETATION. The parties acknowledge that each party to this Agreement has been represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra preferentum, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

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18. DISPUTE RESOLUTION.

18.1 Arbitration. Except as otherwise provided in Paragraph 18.3, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be resolved by submission to arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association governing employment disputes, and confirmation of such award rendered by the arbitrator may be entered in an appropriate court in the Commonwealth of Virginia. The arbitration shall be held in Fairfax County, Virginia, or such other place as may be mutually agreed upon at the time by the parties to the arbitration. The costs and expenses of the arbitration (“Arbitration Costs”), including the arbitrator’s fee and expenses, shall be allocated between the parties to the arbitration as determined by the arbitrator to be fair and reasonable; provided, however, that each party shall pay for and bear the cost of her or its own experts, evidence, and counsel. Notwithstanding the foregoing, where a claim has been asserted or defended against on grounds that the arbitrator deems frivolous, or where the arbitrator determines, upon a clear and convincing showing, that the non-prevailing party has engaged in unconscionable conduct to delay or obstruct the proceedings, the arbitrator may assess all Arbitration Costs upon the non-prevailing party, including the prevailing party’s attorneys’ fees and expenses.

18.2 Mediation. At least sixty (60) days before a party may deliver a demand for arbitration pursuant to Paragraph 18.1, such party shall provide to the other party a written notice describing the nature of her or its claim or controversy (the “Dispute Notice”). Following receipt of the Dispute Notice, each party shall use her or its good faith efforts to reach a mutually acceptable resolution of the dispute, and shall designate a representative not directly involved in the dispute to exchange relevant information and meet with the other party’s representative. If the parties are unable to reach a settlement within thirty (30) days, the parties shall endeavor to settle the dispute by mediation pursuant to the Center for Public Resources Model Procedure for Mediation of Business Disputes. For this purpose, the parties shall, within ten (10) days, appoint a mutually agreeable neutral person (“Neutral”), or failing agreement a Neutral shall be selected with the assistance of the Center for Public Resources, to facilitate resolution of the dispute. All discussions between the parties shall be confidential and shall be treated as inadmissible settlement negotiations under Rule 408 of the Federal Rules of Evidence and similar rules. If the good faith efforts of the parties fail to resolve the dispute within the sixty (60) day period following delivery of the Dispute Notice, a party who provided the Dispute Notice may initiate arbitration under Paragraph 18.1 and take any other action available in connection with the dispute.

18.3 Equitable Relief. Without limiting any rights or remedies which Employer may otherwise have, in the event of a breach or threatened breach of any of the provisions of Paragraphs 4 and 21, Employer shall be entitled to institute judicial proceedings against Executive for equitable relief, including, without limitation, a decree of specific performance, a temporary restraining order and/or a preliminary or permanent injunction to enforce and compel compliance with such provisions, in the Circuit Court of Fairfax County, Virginia or the U.S. District Court for the Eastern District of Virginia. Executive consents to personal jurisdiction of such courts and waives only defenses based on improper venue or inconvenient forum.

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Executive further acknowledges and agrees that, for purposes of such judicial proceedings, a breach of the provisions of Paragraph 4 or 21 shall be deemed to constitute irreparable injury to Employer for which a remedy at law is inadequate. No temporary restraining order, or preliminary or permanent injunction, shall be granted by the court except upon a showing that a breach of Paragraph 4 or 21 has occurred or is imminently threatened.

19. FURTHER ASSURANCES. The parties to this Agreement shall perform such acts and/or execute, acknowledge, and deliver to each other any instruments which may be reasonably required to implement the purposes of this Agreement.

20. NO SET-OFF OR DEMANDS. No payments owed or other obligations owing to Executive under this Agreement shall be reduced by any amounts claimed or other demands against Executive except for (a) bona fide loans and advances from Employer to Executive documented in writing, (b) payments made by Employer to third parties on Executive’s behalf at her direction or with her approval and documented in writing, and (c) any payments which Executive actually receives under any short-term or long-term disability insurance coverages maintained by Employer during the period of Executive’s Disability prior to the Termination Date or, if later, the date of the final payment due from Employer to Executive pursuant to Paragraph 6. Nothing in this Agreement shall be deemed a waiver of any claim Employer or Executive may have against the other or otherwise prejudice the right of Employer or Executive to seek recovery of such claim.

21. CONFIDENTIAL INFORMATION.

21.1 Need for Confidentiality; Executive acknowledges that; (a) in the course of her employment by Employer it will be necessary for Executive to acquire, among other things, information concerning Employer’s internal structure, financial condition, sales, prospective customers, identity of and strategies with respect to sales, identity of and strategies with respect to customers and prospective customers, Employer’s computer programs, system documentation, and hardware, Employer’s manuals, lists, processes, methods, ideas, and other confidential or proprietary information belonging to Employer or relating to Employer’s affairs (collectively referred to herein as the “Confidential Information”); (b) the Confidential Information is the property of Employer; (c) the misuse, misappropriation, of unauthorized disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to Employer; and (d) it is essential to the protection of Employer’s good will and to the maintenance of Employer’s competitive position that the Confidential Information be kept secret and that Executive not disclose the Confidential Information to Employer’s disadvantage, Executive’s own advantage, or the advantage of others. For purpose of this Paragraph 21.1, Confidential Information shall not include information that (i) becomes generally available to the public other than by reason of its disclosure by Executive through breach of this Agreement; (ii) was known by Executive prior to its receipt by her from Employer; (iii) becomes available to Executive from a source other than Employer, and Executive has no reasonable grounds to believe that such source is bound by a confidentiality agreement with Employer or is otherwise under a duty to protect the confidentiality of such information; or (iv) is required by law to be disclosed, provided that Executive shall give reasonable notice to Employer in advance of any disclosure required by law and shall cooperate with Employer in the event it seeks to prevent such disclosure through court order or otherwise.

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21.2 Non-Disclosure of Confidential Information. Executive shall hold and safeguard the Confidential Information in trust for Employer, its successors and assigns and shall not for any reason, without the prior written consent of Employer, or except as reasonably required in the performance of Executive’s duties to Employer hereunder, disclose or make available to anyone for use outside Employer’s organization at any time, either during her employment with Employer or subsequent to her termination, any of the Confidential Information, whether or not developed by Executive.

21.3 Return of Materials. Upon the termination of Executive’s employment with Employer for any reason, Executive shall promptly deliver to Employer all correspondence, letters, notes, notebooks, reports, financial statements, forecasts and analyses, data, flowcharts, programs, proposals, tapes, card decks, listings, programming documentation, or any other written, graphic or recorded information relating or pertaining to Employer or any of its customers or potential customers, or concerning products or processes used by Executive and, without limiting the foregoing, will promptly deliver to Employer any and all other documents or materials containing or constituting Confidential Information.

21.4 Work Made for Hire. Executive further recognizes and understands that her duties at Employer may include the preparation of materials, including written or graphic materials, and that any such materials conceived or written by her shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. § 1 et seq. In the event of publication of such materials, including right of copyright, and that Employer may, at its discretion, on a case-by-case basis, grant Executive by-line credit on such materials as Employer may deem appropriate.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first written above.

Employer: WASHINGTONFIRST BANK

By:	/s/ Joseph S. Bracewell	Attest:	/s/ Richard D. Horn
	Chairman of the Board		Secretary

EXECUTIVE:

/s/ Shaza Andersen		Witness:	/s/ Matthew R. Johnson
Shaza Andersen

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